FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

OMB APPROVAL
OMB NUMBER 3235-0287
EXPIRES: APRIL 30, 1997
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE . . . . 0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

/ / CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

(Print or Type Responses)

1.  Name and Address of Reporting Person

    STONE, DAVID J.
    --------------------------------------------------------------------
         (Last)                     (First)               (Middle)

    745 Fifth Avenue, Suite 500
    --------------------------------------------------------------------
                                   (Street)

    New York City                     NY                    10151
    --------------------------------------------------------------------
         (City)                     (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    PennCorp Financial Group, Inc. (PFG)
    --------------------------------------------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)


    --------------------------------------------------------------------

4.  Statement for Month/Year

    September 1997
    --------------------------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)


    --------------------------------------------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

            X   Director                           10% Owner
           ---                               ---

            X   Officer (give title below)         Other (specify below)
           ---                               ---
           Chairman of the Board and
           Chief Executive Officer
           -------------------------------


                             ---------------------



--------------------------------------------------------------------------------
TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security            2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                       (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                    and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Code      /     V              Amount / (A) or (D) / Price
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                       9/3/97                         P                            13,750        A      $29.5625
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                       9/3/97                         P                             1,500        A      $29.625
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                       9/3/97                         P                             2,000        A      $29.6875
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                       9/3/97                         P                             5,000        A      $30
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                       9/3/97                         P                             5,000        A      $30.0625
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                       9/3/97                         P                               750        A      $30.25
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                       9/3/97                         P                             1,750        A      $30.1875
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                       9/3/97                         P                             2,500        A      $30.375
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                       9/3/97                         P                            17,750        A      $30.50
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                        5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                            Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                            at End of Month              (Instr. 4)                       (Instr. 4)
                                            (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
                                               520,647                          D
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                320,805                          I                             (1) By Spouse
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                 13,375                          I                             (1) By Adult Children
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form filed by more than one reporting person, see Instruction 4(b)(v)                                       SEC 1474 (7/96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                Code   /   V           (A)    /   (D)      Date           Expiration
                                                                                                           Exercisable    Date
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



                                 7.  Title and Amount      8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
                                     of Underlying             Derivative       Derivative           Form of             Indirect
                                     Securities (Instr.        Security         Securities           Derivative          Beneficial
                                     3 and 4)                  (Instr. 5)       Beneficially         Security:           Ownership
                                                                                Owned at             Direct (D)          (Instr. 4)
                                              Amount or                         End of               or Indirect
                                              Number of                         Month                (I) (Instr. 4)
                                    Title     Shares                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) This reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

** Intentional misstatements or omissions of facts constitute                             /s/ DAVID J. STONE              9/3/97
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15                                -----------------------------  ----------
   U.S.C. 78ff(a).                                                                        ** Signature of                   Date
                                                                                             Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays the currently valid OMB Number.                            SEC 1474 (7/96)